Exhibit 99.1

Metropolitan Responds to Tower Realty Press Release

     FORT WORTH, Texas and MELVILLE, N.Y.--Nov. 2, 1998--Metropolitan Partners, a joint venture formed by Reckson Associates Realty Corp. (NYSE: RA) and Crescent Real Estate Equities Company (NYSE: CEI), today responded to a press release issued today by Tower Realty Trust Inc. (NYSE: TOW).

     Metropolitan today issued the following statement:

     "Prior to the execution of the merger agreement on July 9, 1998, Metropolitan identified certain tax issues regarding Tower's operations. Metropolitan entered into the merger agreement only after Tower made detailed representations and warranties purporting to address these issues. In the course of due diligence, however, we discovered that these representations and warranties made by Tower -- on which Metropolitan relied may not be correct. In meetings last Thursday and Friday, we discussed our concerns with Tower and specifically advised Tower that by raising these issues we were not terminating the merger agreement at this time. We invited Tower to respond to our concerns and are disappointed that Tower's only response has been to file a baseless lawsuit. We will continue to comply with the terms of the merger agreement, subject to Tower's compliance and the accuracy of its representations and warranties."

     Scott Rechler, Reckson president and chief operating officer, said, "Regardless of the outcome of this situation, Reckson remains committed to pursuing its expansion into the New York City market."

     Crescent is a fully integrated real estate company which, upon completion of certain pending transactions, will own through its subsidiaries a portfolio of real estate assets, consisting of 99 office properties and 7 retail properties totaling 35.3 million square feet, a 38% interest in 94 refrigerated warehouse facilities, 89 behavioral healthcare facilities, 7 full-service hotels totaling 2,276 rooms, 2 destination health and fitness resorts, and economic interests in 5 residential development corporations. The office and retail properties are located primarily in 17 metropolitan submarkets in Texas.

     Reckson is a self-administered and self-managed real estate investment trust specializing in acquisition, leasing, financing, management, and development of office and industrial properties. Reckson is one of the largest publicly traded owners and managers of Class A suburban office and industrial properties in the New York Tri-State area, with properties comprised of approximately 21.5 million square feet either owned or under contract. Reckson's growth strategy is focused on the New York Tri-State area. Since the completion of its initial public offering in May 1995, Reckson has acquired or contracted to acquire approximately 1.3 billion of properties comprising approximately 17 million square feet of space.

     Certain  matters  discussed  within this press release are  forward-looking statements within the meaning of the federal securities laws, and the transactions contemplated herein are subject to certain closing conditions. Although Reckson and Crescent believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from Reckson and Crescent expectations include changes in real estate conditions (including rental rates and competing properties) or in industries in which their principal tenants compete, failure to consummate anticipated transactions, timely leasing of unoccupied square footage, timely releasing of occupied square footage upon expiration, finding acquisition opportunities which meet their investment strategy and other risks detailed from time to time in the Crescent and Reckson reports filed with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.